Exhibit 5.1

Daniel E. Baron Esq.
c/o Outside Counsel Solutions, Inc.
1430 Broadway, Suite 1615
New York, New York 10018

November 10, 2009
US SolarTech, Inc.

Re:	US SolarTech, Inc. Registration Statement on Form S-1 (File No. 333-157805)

Ladies and Gentlemen:

I am acting as special counsel to US SolarTech, Inc., a Delaware corporation (the “Company”), in connection with the resale offering of 6,932,123 shares (the “Shares”) of the Company’s common stock, par value $.0001 per share  by the selling stockholders set forth in the Company’s registration statement on Form S-1 (File No. 333-157805), as amended (the “Registration Statement”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K of the General Rules and Regulations under the Securities Act of 1933, as amended (the “Act”).

In connection with this opinion, I have examined originals or copies, certified or otherwise identified to my satisfaction, of (i) the Registration Statement as filed with the Securities and Exchange Commission (the “Commission”) under the Act; (ii) Pre-Effective Amendments No. 1 through No. 5 thereto;  (iii) copies of the stock certificates representing the Shares which have been issued; (iv) the form of Certificate of Incorporation of the Company, as filed as an exhibit to the Registration Statement; (v) the form of the Bylaws of the Company, as filed as an exhibit to the Registration Statement; and (vi) certain resolutions of the Board of Directors of the Company, relating to the issuance and sale of the Shares and related matters. I also have examined originals or copies, certified or otherwise identified to my satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as I have deemed necessary or appropriate as a basis for the opinions set forth below.

In my examination, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to me as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making my examination of executed documents, I have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties.

I am admitted to the bar in the State of New York, and do not express any opinion as to the laws of any jurisdiction other than the corporate laws of the State of Delaware, including statutory provisions thereunder as well as applicable provisions of the Delaware Constitution and the reported judicial cases interpreting those laws in effect, and I do not express any opinion as to the effect of any other laws on the opinion stated herein.

Based upon and subject to the foregoing, I am of the opinion that:

The Shares have been duly authorized have been validly issued, are fully paid and are nonassessable.

I hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. I also consent to the reference to me under the caption “Legal Matters” in the Registration Statement. In giving this consent, I do not thereby admit that I am included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Daniel E. Baron, Esq.